UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): July 1, 2003 (June 18, 2003)

Commission File Number:

THANE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	52-2000275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

78-140 Calle Tampico
La Quinta, California	92253
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(760) 777-0217

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

     (i)  At December 31, 2002, Krane Holdings, Inc., a direct marketing company acquired by the Registrant in March 2002, was in default under its credit facility with LaSalle Bank National Association due to violations of certain debt covenants. In addition, this credit facility matured in February 2003. The Registrant was unable to negotiate a waiver for these violations or a short-term extension of this facility. As a result, on June 18, 2003, LaSalle exercised their secured rights under this facility and took possession of 100% of the capital stock of Krane. Therefore, as of March 31, 2003, the Registrant recognized a write-off of 100% of the goodwill associated with the Krane acquisition, or $21.8 million.

     In conjunction with the Krane acquisition, the Registrant’s current lenders entered into an intercreditor agreement with LaSalle whereby they agreed that there would be no cross default between the credit facilities of Krane and the Registrant. Accordingly, the aforementioned events did not result in a default under the Registrant’s existing credit facility. However, at March 31, 2003, the Registrant was in default of its existing credit facility due to violations of certain debt covenants. On June 26, 2003, the Registrant obtained a waiver from its lender with respect to this default.

     (ii)  In a press release dated July 1, 2003, the Registrant announced its preliminary financial results for the fiscal year ended March 31, 2003. The press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

     The following documents is filed as an exhibit to this report on Form 8-K:

Exhibit No.	Description

10.26	Credit Agreement, dated as of May 17, 2000, by and among Krane Holdings, Inc., Krane Acquisition Corporation, LaSalle Bank National Association and the other lenders from time to time party thereto, as amended.*

99.1	Press Release of the Company dated July 1, 2003.

*	Incorporated by reference to an identically numbered exhibit filed with the Registrant’s Registration Statement on Form S-4 (Registration No. 333-76224).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THANE INTERNATIONAL, INC.

Date: July 1, 2003	/s/ Kevin J. McKeon

Name: Kevin J. McKeon Title: Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

10.26	Credit Agreement, dated as of May 17, 2000, by and among Krane Holdings, Inc., Krane Acquisition Corporation, LaSalle Bank National Association and the other lenders from time to time party thereto, as amended.*

99.1	Press Release of the Company dated July 1, 2003.

*	Incorporated by reference to an identically numbered exhibit filed with the Registrant’s Registration Statement on Form S-4 (Registration No. 333-76224).